EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Concurrent Achieves Compliance with Nasdaq Listing Requirements

ATLANTA, GA – 28 July 2008 - Concurrent (Nasdaq: CCUR), a worldwide leader in real-time Linux®-based computing technologies, today announced full compliance with requirements necessary for Nasdaq listing. Concurrent, whose 1 for 10 reverse stock split became effective on July 9, 2008, was deemed compliant with Nasdaq regulations since its common stock has traded above $1.00 for ten consecutive trading days.

“Meeting the Nasdaq requirements allows Concurrent to focus on executing our business plan and delivering long term value to our shareholders,” stated Dan Mondor, Concurrent president and CEO.

About Concurrent
Concurrent (Nasdaq: CCUR) is a leading provider of real-time Linux-based computing technologies for commercial and government markets.  Industries served include cable and telecommunications providers, defense and aerospace contractors, automotive manufacturers and financial institutions.  For over 40 years, Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent's on-demand products are utilized by major service providers in the cable and IPTV industries to deliver, monitor and measure video-on-demand (VOD) and other interactive television applications, and support over 32 million digital subscribers worldwide. Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com

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For more information, contact:

Concurrent Media Relations
Rebecca Biggs
GCI Group
404.242.8763
rbiggs@gcigroup.com

Concurrent Investor Relations
Kirk Somers
678.258.4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and development and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward looking statements include, among others, statements regarding our products, release schedules, and product development.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Such risks and uncertainties include our ability to meet customer schedules and demands and deployment and integration goals.

Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on 31 August 2007, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

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Concurrent Computer Corporation, its logo and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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